Exhibit 99.1

JAMES RIVER ANNOUNCES FOURTH QUARTER AND YEAR END 2017 RESULTS

▪	Fourth Quarter Net Income of $0.2 million -- $0.01 per diluted share, and Adjusted Net Operating Income of $4.1 million -- $0.13 per diluted share

▪	Full Year Adjusted Net Operating Return on Average Tangible Equity of 9.7%

▪	During the quarter, $29.8 million of unfavorable development in the Excess and Surplus Lines segment, driven by one large account in one prior underwriting year

▪	85.5% growth in Gross Fee Income as compared to the prior year quarter; on a full year basis Gross Fee Income almost double prior year

▪	6.0% growth in Pre-Dividend Shareholders' Equity per share since December 31, 2016; 9.5% growth in Pre-Dividend Tangible Equity per share since December 31, 2016

▪	Total capital of $23.9 million returned to shareholders during the quarter, and $50.6 million for the full year

Pembroke, Bermuda, February 22, 2018 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported fourth quarter 2017 net income of $0.2 million ($0.01 per diluted share), compared to $25.7 million ($0.85 per diluted share) for the fourth quarter of 2016. Adjusted net operating income for the fourth quarter of 2017 was $4.1 million ($0.13 per diluted share), compared to $23.2 million ($0.77 per diluted share) for the same period in 2016.

Earnings Per Diluted Share	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net Income	$0.01	$0.85	$1.44	$2.49
Adjusted Net Operating Income	$0.13	$0.77	$1.57	$2.39
Robert P. Myron, the Company’s Chief Executive Officer, commented “While we are disappointed with our financial results for the fourth quarter, we expect underwriting results to return to historic levels of profitability in 2018.”

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Fourth Quarter Results

February 22, 2018

“We continue to make improvements in our expense ratio due to scale and operating efficiencies. We had a 6% rate increase and double digit growth across our core E&S business in the fourth quarter and we have renewed our largest account with attractive terms and conditions, all of which bodes well for a strong 2018. We remain confident in our underwriting discipline and selective pursuit of attractive growth opportunities. We believe we are well positioned to achieve a 12% or better operating return on tangible equity for 2018.”
“In the fourth quarter, we strengthened loss reserves for one account in one underwriting year. Despite the reserve strengthening, we produced an underwriting profit and a 99.2% combined ratio for the year. We are also pleased to report that we had a modest take down in our catastrophe loss reserves from third quarter events. Our loss reserves at year end remain above our third party actuaries' point estimate.”
“In light of recent U.S. tax law changes, we altered our corporate structure after year end. We will remain a Bermuda based company and expect our tax rate will remain consistent with our tax rates over the past five years.”
Fourth Quarter 2017 Operating Results

•	Net written premiums of $144.1 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2017	2016	% Change
Excess and Surplus Lines	$123,535	$77,304	60%
Specialty Admitted Insurance	7,495	16,304	-54%
Casualty Reinsurance	13,098	19,000	-31%
	$144,128	$112,608	28%

•	Net earned premiums of $200.2 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2017	2016	% Change
Excess and Surplus Lines	$128,798	$83,662	54%
Specialty Admitted Insurance	14,773	15,465	-4%
Casualty Reinsurance	56,658	47,702	19%
	$200,229	$146,829	36%

•	The Excess and Surplus Lines segment grew due to increases in its Commercial Auto division as well as 14.0% growth in core (non-Commercial Auto) lines;

•	The Specialty Admitted Insurance segment decreased as a result of the October 1st inception of a new 50% quota share reinsurance agreement on its Workers' Compensation line;

•	Net Written Premium in the Casualty Reinsurance segment decreased due to lower positive adjustments to premium estimates from treaties written in prior periods;

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JRVR Announces Fourth Quarter Results

February 22, 2018

•
Unfavorable reserve development of $30.7 million compared to favorable reserve development of $9.0 million in the prior year quarter (representing a 15.3 percentage point increase and 6.1 percentage point reduction to the Company’s loss ratio in each period, respectively). The quarter’s unfavorable development was largely a result of $29.8 million of adverse development in the Excess and Surplus Lines segment, driven by the 2016 accident year of one commercial auto account. This adjustment was the result of the Company's internal and external actuarial reviews conducted at year end. Pre-tax favorable (unfavorable) reserve development by segment was as follows:

	Three Months Ended December 31,
($ in thousands)	2017	2016
Excess and Surplus Lines	$(29,798)	$10,301
Specialty Admitted Insurance	591	1,323
Casualty Reinsurance	(1,528)	(2,656)
	$(30,735)	$8,968

•	Group accident year loss ratio of 68.8% was relatively flat from its level of 68.7% in the prior year quarter;

•	Group combined ratio of 102.0%, as compared to 92.0% in the prior year quarter primarily driven by $29.8 million of adverse development in the Excess and Surplus Lines segment;

•
Group expense ratio of 17.9% improved from 29.4% in the prior year quarter, driven by increased net earned premium and fee income, as well as growth in lines of business which carry relatively low expense ratios and a refinement of certain accruals related to the Company's change in business mix, which resulted in a $4.5 million reduction to acquisition expenses. Absent this refinement, the Company’s expense ratio would have been 20.1% for the quarter. The Company also significantly reduced its 2017 compensation bonus pools this quarter;

•
Gross fee income of $8.5 million, an increase of 85.5% over the prior year quarter as a result of increased fronting volume in the Specialty Admitted Insurance segment and increased fee-for-service business in the Excess and Surplus Lines segment. Gross fee income resulted in a 4.2 and 3.1 percentage point reduction to the Company’s fourth quarter 2017 and 2016 expense ratios, respectively;

•	Gross fee income by segment was as follows:

	Three Months Ended December 31,
($ in thousands)	2017	2016	% Change
Excess and Surplus Lines	$5,023	$2,904	73%
Specialty Admitted Insurance	3,445	1,662	107%
	$8,468	$4,566	85%

•	Net investment income of $15.8 million, an increase of 12.7% from the prior year quarter. Further details can be found in the ‘Investment Results’ section below;

•
$3.5 million increase to net income resulting from the recently enacted U.S. tax reform legislation as the Company's deferred tax liability position was revalued at the reduced 21% U.S. corporate income tax rate.

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JRVR Announces Fourth Quarter Results

February 22, 2018

Investment Results
Net investment income for the fourth quarter of 2017 was $15.8 million, which compares to $14.0 million for the same period in 2016. The increase was principally driven by fair value gains in the Company’s renewable energy portfolio and asset growth across the core investment portfolio.
The Company’s net investment income consisted of the following:

	Three Months Ended December 31,
($ in thousands)	2017	2016	% Change
Renewable Energy Investments	$1,947	$1,505	29%
Other Private Investments	1,394	1,564	(11)%
All Other Net Investment Income	12,451	10,947	14%
Total Net Investment Income	$15,792	$14,016	13%
The Company’s annualized gross investment yield on average fixed maturity and bank loan securities for the three months ended December 31, 2017 was 3.6% (3.5% for the three months ended December 31, 2016) and the average duration of the fixed maturity and bank loan portfolio was 3.5 years at December 31, 2017 (3.6 years at December 31, 2016). Renewable energy and other private investments produced an annualized return of 19.6% for the three months ended December 31, 2017 (22.8% for the three months ended December 31, 2016) and an actual return of 22.4% for the twelve months ended December 31, 2017 (17.4% for the twelve months ended December 31, 2016).
During the fourth quarter, the Company recognized $3.2 million of pre-tax net realized losses ($5.2 million of net realized gains in the same period in 2016).
Taxes
Generally, the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended December 31, 2017 and 2016 was 96.3% and 5.4%, respectively, while the tax rate for the twelve months ended December 31, 2017 and 2016 was 21.0% and 6.1%, respectively. The Company’s tax rate is influenced by the jurisdiction in which it earns underwriting and investment income. The unfavorable reserve development in the Excess and Surplus Lines segment, a portion of which is earned in Bermuda through the intercompany quota share, caused a loss offshore for the quarter. This resulted in a larger proportion of the Company’s net income in the quarter being taxed at a higher rate applicable to earnings in the US.

Tax Reform Impact

The Tax Cuts and Jobs Act of 2017 ("TCJA") was signed into law on December 22, 2017. Among other provisions, the TCJA lowered the U.S. federal corporate tax rate from 35% to 21% for the tax years beginning after December 31, 2017. As a result, James River reduced its deferred tax liability as of December 31, 2017 to reflect the lower rate. This resulted in a reduction to its net deferred tax liability of $3.5 million.

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JRVR Announces Fourth Quarter Results

February 22, 2018

The TCJA also incorporated certain provisions including the introduction of the Base Erosion Anti-Abuse Tax, or “BEAT”. The BEAT establishes a minimum tax on transactions between U.S. corporations and their non U.S. affiliates. Effective January 1, 2018, the Company will restructure its internal quota share to be ceded to a newly formed related counterparty, Carolina Re Ltd, which will be licensed as a Bermuda Class 3A (re)insurance company. Carolina Re Ltd. will make a 953(d) election to become a U.S. corporate tax payer. The Company does not expect that its third party casualty reinsurance operations will be affected by the TCJA.

Tangible Equity
Tangible equity before 2017 dividends increased 11.1% from $472.5 million at December 31, 2016 to $525.1 million at December 31, 2017, largely due to net income of $43.6 million and $9.2 million of unrealized gains, net of taxes, on available-for-sale securities. Tangible equity after 2017 dividends increased 0.4% from $472.5 million at December 31, 2016 to $474.5 million at December 31, 2017. Tangible equity per common share was $15.98 at December 31, 2017, net of $1.70 of dividends per share the Company paid during 2017. The 2017 adjusted net operating income return on average tangible equity was 9.7%, which compares to 14.6% for the full year 2016.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Friday, March 30, 2018 to all shareholders of record on Monday, March 12, 2018.
As previously announced, on December 28, 2017, the Company paid an ordinary dividend of $0.30 per common share and a special dividend of $0.50 per common share. The Company paid $23.9 million of dividends during the fourth quarter.
During 2017, the Company paid $50.6 million of dividends, as compared to $66.3 million in 2016. Operating leverage (the ratio of trailing twelve month net earned premium to tangible equity at December 31, 2017) was 1.56x as of December 31, 2017 as compared to 1.09x as of December 31, 2016. James River Group Holdings, Ltd. has paid cumulative dividends, including this upcoming payment, of $173.6 million since its December 2014 initial public offering, or 37.2% of its tangible equity at initial public offering.
Guidance
The Company has announced its guidance to achieve a 12.0% or better operating return on average tangible equity and a combined ratio of between 94% and 97% for 2018.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its fourth quarter results tomorrow, February 23, 2018, at 8:00 a.m. Eastern Standard Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 7656869, or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be

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JRVR Announces Fourth Quarter Results

February 22, 2018

available until noon (Eastern Standard Time) on March 25, 2018 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management which may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in frequency or severity of claims and premium defaults or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; a failure of any of the loss limitations or exclusions we employ; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; changes in laws or government regulation, including tax or insurance laws and regulations; our ability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; the recently enacted Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, may have a significant effect on us and our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 10, 2017. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-

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JRVR Announces Fourth Quarter Results

February 22, 2018

looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, net operating return on average tangible equity, and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces Fourth Quarter Results

February 22, 2018

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	December 31, 2017	December 31, 2016
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,016,098	$941,077
Fixed maturity securities, trading	3,808	5,063
Equity securities, available-for-sale	82,522	76,401
Bank loan participations, held-for-investment	238,214	203,526
Short-term investments	36,804	50,844
Other invested assets	70,208	55,419
Total invested assets	1,447,654	1,332,330

Cash and cash equivalents	163,495	109,784
Accrued investment income	8,381	7,246
Premiums receivable and agents’ balances	352,436	265,315
Reinsurance recoverable on unpaid losses	302,524	182,737
Reinsurance recoverable on paid losses	11,292	2,877
Deferred policy acquisition costs	72,365	64,789
Goodwill and intangible assets	220,165	220,762
Other assets	178,383	160,693
Total assets	$2,756,695	$2,346,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,292,349	$943,865
Unearned premiums	418,114	390,563
Senior debt	98,300	88,300
Junior subordinated debt	104,055	104,055
Accrued expenses	39,295	36,884
Other liabilities	109,883	89,645
Total liabilities	2,061,996	1,653,312

Total shareholders’ equity	694,699	693,221
Total liabilities and shareholders’ equity	$2,756,695	$2,346,533

Tangible equity (a)	$474,534	$472,459
Tangible equity per common share outstanding (a)	$15.98	$16.15
Total shareholders’ equity per common share outstanding	$23.39	$23.69
Common shares outstanding	29,696,682	29,257,566
Debt (b) to total capitalization ratio	22.6%	21.7%
(a) See “Reconciliation of Non-GAAP Measures”. (b) Includes senior debt and junior subordinated debt.

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JRVR Announces Fourth Quarter Results

February 22, 2018

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$237,900	$173,490	$1,081,905	$737,398
Net written premiums	144,128	112,608	766,626	557,708

Net earned premiums	200,229	146,829	741,109	515,663
Net investment income	15,792	14,016	61,119	52,638
Net realized investment (losses) gains	(3,172)	5,189	(1,989)	7,565
Other income	5,114	2,988	17,386	10,361
Total revenues	217,963	169,022	817,625	586,227

EXPENSES
Losses and loss adjustment expenses	168,479	91,930	555,377	325,421
Other operating expenses	40,804	46,096	196,993	170,828
Other expenses	188	1,554	539	1,590
Interest expense	2,323	2,154	8,974	8,448
Amortization of intangible assets	150	150	597	597
Total expenses	211,944	141,884	762,480	506,884
Income before taxes	6,019	27,138	55,145	79,343
Income tax expense	5,795	1,466	11,579	4,872
NET INCOME	$224	$25,672	$43,566	$74,471
ADJUSTED NET OPERATING INCOME (a)	$4,071	$23,221	$47,385	$71,318

EARNINGS PER SHARE
Basic	$0.01	$0.88	$1.48	$2.56
Diluted	$0.01	$0.85	$1.44	$2.49

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.14	$0.80	$1.61	$2.45
Diluted	$0.13	$0.77	$1.57	$2.39

Weighted-average common shares outstanding:
Basic	29,621,823	29,160,732	29,461,717	29,063,075
Diluted	30,233,639	30,072,744	30,273,149	29,894,378
Cash dividends declared per common share	$0.80	$1.65	$1.70	$2.25

Ratios:
Loss ratio	84.1%	62.6%	74.9%	63.1%
Expense ratio	17.9%	29.4%	24.3%	31.2%
Combined ratio	102.0%	92.0%	99.2%	94.3%
Combined ratio excluding catastrophe impact	103.5%	92.0%	98.3%	94.3%
Accident year loss ratio	68.8%	68.7%	72.0%	67.7%
(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Fourth Quarter Results

February 22, 2018

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change
($ in thousands)
Gross written premiums	$142,696	$91,427	56.1%	$530,120	$370,844	42.9%
Net written premiums	$123,535	$77,304	59.8%	$469,891	$316,922	48.3%

Net earned premiums	$128,798	$83,662	54.0%	$463,521	$301,404	53.8%
Losses and loss adjustment expenses	(122,773)	(51,311)	139.3%	(371,717)	(188,768)	96.9%
Underwriting expenses	(6,807)	(16,511)	(58.8)%	(62,111)	(65,401)	(5.0)%
Underwriting (loss) profit (a), (b)	$(782)	$15,840	-	$29,693	$47,235	(37.1)%

Ratios:
Loss ratio	95.3%	61.3%		80.2%	62.6%
Expense ratio	5.3%	19.7%		13.4%	21.7%
Combined ratio	100.6%	81.1%		93.6%	84.3%
Combined ratio excluding catastrophe impact	102.3%	81.1%		92.5%	84.3%
Accident year loss ratio	72.2%	73.6%		75.9%	70.6%
Accident year loss ratio excluding catastrophe impact	73.8%	73.6%		74.8%	70.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $5.0 million and $2.9 million for the three months ended December 31, 2017 and 2016, respectively, and $17.0 million and $10.1 million for the respective twelve month periods. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Fourth Quarter Results

February 22, 2018

SPECIALTY ADMITTED INSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change
($ in thousands)
Gross written premiums	$82,357	$63,214	30.3%	$316,430	$182,221	73.7%
Net written premiums	$7,495	$16,304	(54.0)%	$60,957	$55,803	9.2%

Net earned premiums	$14,773	$15,465	(4.5)%	$68,110	$52,281	30.3%
Losses and loss adjustment expenses	(10,509)	(8,839)	18.9%	(44,863)	(30,897)	45.2%
Underwriting expenses	(3,344)	(5,056)	(33.9)%	(20,081)	(18,512)	8.5%
Underwriting profit (a), (b)	$920	$1,570	(41.4)%	$3,166	$2,872	10.2%

Ratios:
Loss ratio	71.1%	57.2%		65.9%	59.1%
Expense ratio	22.7%	32.7%		29.5%	35.4%
Combined ratio	93.8%	89.8%		95.4%	94.5%
Accident year loss ratio	75.1%	65.7%		69.9%	66.4%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.4 million and $1.7 million for the three months ended December 31, 2017 and 2016, respectively, and $11.3 million and $4.2 million for the respective twelve month periods.

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JRVR Announces Fourth Quarter Results

February 22, 2018

CASUALTY REINSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change
($ in thousands)
Gross written premiums	$12,847	$18,849	(31.8)%	$235,355	$184,333	27.7%
Net written premiums	$13,098	$19,000	(31.1)%	$235,778	$184,983	27.5%

Net earned premiums	$56,658	$47,702	18.8%	$209,478	$161,978	29.3%
Losses and loss adjustment expenses	(35,197)	(31,780)	10.8%	(138,797)	(105,756)	31.2%
Underwriting expenses	(19,363)	(16,789)	15.3%	(72,446)	(56,416)	28.4%
Underwriting profit (loss) (a)	$2,098	$(867)	-	$(1,765)	$(194)	-

Ratios:
Loss ratio	62.1%	66.6%		66.3%	65.3%
Expense ratio	34.2%	35.2%		34.5%	34.8%
Combined ratio	96.3%	101.8%		100.8%	100.1%
Combined ratio excluding catastrophe impact	97.9%	101.8%		100.0%	100.1%
Accident year loss ratio	59.4%	61.1%		64.3%	62.7%
Accident year loss ratio excluding catastrophe impact	61.0%	61.1%		63.4%	62.7%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Fourth Quarter Results

February 22, 2018

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit (loss) of operating segments. Our definition of underwriting profit (loss) of operating segments and underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(in thousands)
Underwriting (loss) profit of the operating segments:
Excess and Surplus Lines	$(782)	$15,840	$29,693	$47,235
Specialty Admitted Insurance	920	1,570	3,166	2,872
Casualty Reinsurance	2,098	(867)	(1,765)	(194)
Total underwriting profit of operating segments	2,236	16,543	31,094	49,913
Other operating expenses of the Corporate and Other segment	(6,267)	(4,836)	(25,330)	(20,433)
Underwriting (loss) profit (a)	(4,031)	11,707	5,764	29,480
Net investment income	15,792	14,016	61,119	52,638
Net realized investment (losses) gains	(3,172)	5,189	(1,989)	7,565
Other income and expenses	(97)	(1,470)	(178)	(1,295)
Interest expense	(2,323)	(2,154)	(8,974)	(8,448)
Amortization of intangible assets	(150)	(150)	(597)	(597)
Consolidated income before taxes	$6,019	$27,138	$55,145	$79,343

(a)    Included in underwriting results for the three months ended December 31, 2017 and 2016 is fee income of $8.5 million and $4.6 million, respectively, and $28.3 million and $14.2 million for the respective twelve month periods.

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized investment gains and losses, as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of a registration statement for the sale of our securities, and costs associated with former employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three months and years ended December 31, 2017 and 2016, respectively, reconciles to our adjusted net operating income as follows:

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JRVR Announces Fourth Quarter Results

February 22, 2018

	Three Months Ended December 31,
	2017		2016
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$6,019	$224	$27,138	$25,672
Net realized investment losses (gains)	3,172	2,375	(5,189)	(3,699)
Other expenses	188	214	1,554	1,045
Dividend witholding taxes	—	1,053	—	—
Interest expense on leased building the Company is deemed to own for accounting purposes	316	205	312	203
Adjusted net operating income	$9,695	$4,071	$23,815	$23,221

	Twelve Months Ended December 31,
	2017		2016
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$55,145	$43,566	$79,343	$74,471
Net realized investment losses (gains)	1,989	1,375	(7,565)	(5,207)
Other expenses	539	575	1,590	1,136
Dividend witholding taxes	—	1,053	—	—
Interest expense on leased building the Company is deemed to own for accounting purposes	1,256	816	1,412	918
Adjusted net operating income	$58,929	$47,385	$74,780	$71,318

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for December 31, 2017, December 31, 2016, and December 31, 2015 and reconciles tangible equity to tangible equity before dividends for December 31, 2017.

	December 31, 2017		December 31, 2016		December 31, 2015
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$694,699	$23.39	$693,221	$23.69	$681,038	$23.53
Goodwill and intangible assets	220,165	7.41	220,762	7.54	221,359	7.65
Tangible equity	$474,534	$15.98	$472,459	$16.15	$459,679	$15.88
Dividends to shareholders for the year ended December 31, 2017	50,600	1.70
Pre-dividend tangible equity	$525,134	$17.68

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